EXHIBIT 10.1

SECOND AMENDMENT TO

NEURAXIS, INC.

2022 OMNIBUS SECURITIES AND INCENTIVE PLAN

THIS SECOND AMENDMENT TO NEURAXIS, INC. 2022 OMNIBUS SECURITIES AND INCENTIVE PLAN (this “Amendment”) is executed effective the ___ day of _____, 2024 (the “Effective Date”) by NEURAXIS, INC., a Delaware corporation (the “Company”).

BACKGROUND

A. The NEURAXIS, INC. 2022 OMNIBUS SECURITIES AND INCENTIVE PLAN was adopted on November 1, 2022, and was amended on January 18, 2023 (the “Plan”) (capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Plan).

B. The Company now desires to amend the Plan to (i) increase the aggregate number of shares of common stock that may be issued under the Plan from three hundred thousand (300,000) shares of Common Stock to six hundred thousand (600,000) shares of Common Stock and (ii) to insert an “evergreen” provision that allows for an annual increase in the number of shares available for issuance under the 2022 Plan to be added on the first day of each fiscal year through and including 2031 in an amount equal to 5% of the number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our board of directors or the compensation committee, as set forth herein.

AMENDMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Plan is amended as follows:

1. Section 5.1 of the Plan is hereby amended and restated in its entirety to read as follows:

Section 5.1. Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of ARTICLE VI. Subject to ARTICLE XIV, the aggregate number of shares of Common Stock (including shares of Common Stock underlying Options designated as Incentive Stock Options) that may be issued under the Plan shall not exceed six hundred thousand (600,000) shares of Common Stock, plus an annual increase on the first day of each calendar year beginning January 1, 2025 and ending on and including January 1, 2031 equal to the lesser of (A) five percent (5%) of the Common Shares outstanding on the final day of the immediately preceding calendar year, and (B) such smaller number of Common Shares as determined by the Board or the Compensation Committee. The Common Stock shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Common Stock subject to such Award shall again be available for the grant of a new Award.

2. In all other respects, the Plan shall remain unchanged.

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IN WITNESS WHEREOF, the Company’s undersigned duly authorized officer has signed this Second Amendment to Neuraxis, Inc. 2022 Omnibus Securities and Incentive Plan.

NEURAXIS, INC.

By:
Name:	Brian Carrico
Title:	Chief Executive Officer
Date: